Exhibit 99.1

Hubbell Incorporated Completes Acquisition of Systems Control

SHELTON, CT. (December 12, 2023) - Hubbell Incorporated (NYSE: HUBB) (“Hubbell”) today announced that it has completed its acquisition of Northern Star Holdings, Inc. (commercially known as Systems Control), a portfolio company of Comvest Partners, for $1.1 billion in cash, subject to customary adjustments. Hubbell financed the acquisition and related transactions with net proceeds from borrowings under a new unsecured term loan facility in the aggregate principal amount of $600 million, cash on hand, and issuances of commercial paper.

Systems Control is a leading manufacturer of substation control and relay panels, as well as turnkey substation control building solutions. These highly engineered offerings are mission-critical to grid reliability, enabling utility customers to protect and control substation infrastructure while detecting faults and controlling the flow of electricity.

About Hubbell

Hubbell Incorporated is a leading manufacturer of utility and electrical solutions enabling customers to operate critical infrastructure safely, reliably and efficiently. With 2022 revenues of $4.9 billion, Hubbell solutions electrify economies and energize communities. The corporate headquarters is located in Shelton, CT.